Nucor Enters Long-Term Natural Gas Agreement

CHARLOTTE, N.C., Nov. 6, 2012 /PRNewswire/ -- Nucor Corporation (NYSE: NUE) announced today that we have entered into a long-term agreement with Encana Oil & Gas (USA) Inc. for an onshore natural gas drilling program in the continental United States that we believe will ensure a reliable, low cost supply of natural gas for our existing and expected future needs for more than 20 years.

Under the terms of the agreement, Nucor will pay its share of costs plus an additional amount of carried interest as each well is drilled, subject to a cap on carry paid for each well and a cap on total carried interest. Either party may suspend drilling if natural gas prices fall below a predetermined threshold. Encana, a proven leader in drilling technology and environmental stewardship, will be the operator and will provide expertise to drill, complete and operate the wells. This new agreement is in addition to an earlier and smaller onshore natural gas drilling agreement with Encana that was established in 2010.

By entering into this new agreement, Nucor will be better able to manage its exposure to natural gas volatility and overall energy demand for its manufacturing operations. The agreement will ensure a sustainable competitive advantage in natural gas costs for Nucor's direct reduced iron facility currently under construction in Convent, Louisiana, which is on track for startup in mid-2013 and will significantly increase Nucor's usage of natural gas. This new facility, together with our ability to ensure a long-term low cost of natural gas, is an important phase in the execution of Nucor's raw material strategy of providing 6-7 million tons per year of low cost, high quality iron units to our steel mills. Nucor may build additional DRI capacity at the site in Louisiana, further boosting natural gas usage. Additionally, Nucor currently is a substantial consumer of natural gas at its steel manufacturing operations located throughout the United States. The drilling of natural gas wells resulting from the two agreements is expected to provide enough natural gas to equal Nucor's usage at all of our steel mills in the U.S. plus the usage of two DRI facilities, or alternatively three DRI plants. Although it is not possible to guarantee the production volumes, the agreements are for drilling in areas with proven reserves. In addition, the production of the wells that have thus far been drilled and are producing under the 2010 agreement is exceeding the expectations that Nucor modeled for that investment by more than 60%.

Commenting on the transaction, Nucor's Chairman and CEO, Dan DiMicco noted, "We are always searching for ways to improve our competitive position and drive sustained value creation over cycles. The increased exposure to natural gas prices that will accompany our current and potential DRI production, combined with the tremendous advances that have been made in the natural gas industry, have created a unique opportunity to leverage our strong balance sheet to create what we believe will be a lasting competitive advantage for Nucor. This is a win-win proposition for both Nucor and Encana, and we look forward to a long and productive relationship."

Nucor and affiliates are manufacturers of steel products, with operating facilities primarily in the U.S. and Canada. Products produced include: carbon and alloy steel - in bars, beams, sheet and plate; steel piling; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; steel fasteners; metal building systems; steel grating and expanded metal; and wire and wire mesh. Nucor, through the David J. Joseph Company, also brokers ferrous and nonferrous scrap. Nucor is North America's largest recycler.

Certain statements contained in this news release are "forward-looking statements" that involve risks and uncertainties. The words "believe," "expect," "project," "will," "should," "could" and similar expressions are intended to identify those forward-looking statements. Factors that might cause Nucor's actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: (1) the sensitivity of the results of our operations to prevailing steel prices and the changes in the supply and cost of raw materials, including scrap steel; (2) market demand for steel products; (3) energy costs and availability; and (4) competitive pressure on sales and pricing, including competition from imports and substitute materials. These and other factors are outlined in Nucor's regulatory filings with the Securities and Exchange Commission, including those in Nucor's December 31, 2011 Annual Report on Form 10-K. The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them.

CONTACT: Nucor Executive Offices, +1-704-366-7000, Fax: +1-704-362-4208